Exhibit 99.1

For Immediate Release

Contact:

Sinoenergy Corporation	CCG Elite Investor Relations Inc.

Ms. Laby Wu, CFO	Mr. Crocker Coulson, President

Phone: +86-10-8492-8149 Email: labywu@gmail.com	Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com

Sinoenergy Inc. Provides 2007 Guidance

▪ 2007 revenues expected to grow to $30.0-$32.0 million
▪ 2007 income from operations expected to grow to $9.0-$10.0 million

QINGDAO, April 20, 2007--Sinoenergy Corporation (OTC Bulletin Board: SNEN), (“Sinoenergy” or the “Company”), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and builder of CNG stations, as well as a company authorized to operate CNG filling stations in China announced guidance for new revenue and income from operations for 2007.

For 2007, Sinoenergy expects to generate net revenue in the range of $30.0-$32.0 million, an increase of more than 140% from 2006 net revenue of $12.4 million. Income from operations is expected to be in the range of $9.0 to $10.0 million, as compared with income from operations of $4.2 million in 2006. Revenue and profit growth will be driven by the proposed launch of 20 CNG filling stations in the second half of 2007, along with the introduction of the marketing of our conversion kits which enable owners of gasoline-powered vehicles to use CNG. We expect that net revenue of $17-$18 million will be generated from our CNG filling stations, CNG vehicle conversion kits and our CNG-related business, and $13 to $14 million will be contributed by the traditional manufacturing segment.

Commenting on Sinoenergy's 2007 outlook, Mr. Bo Huang, Sinoenergy's Chief Executive Officer, said, “During the first quarter of 2007, Sinoenergy has made significant progress in expanding our presence in the CNG vehicle market in China, and experienced strong contract awards for conversion kits, CNG infrastructure, and non-standard pressurized containers. We believe that our 2007 results can benefit from the development of our new CNG business, the introduction and marketing of CNG vehicle conversion kits and the continued internal growth of our traditional non-standard pressure container business. Our net income will be affected by the extent that we have to borrow to expand our business and the terms of any borrowings or other financings as well as the availability of a tax holiday relating to a significant portion of our business”

“We believe we are well positioned to participate in the expected rapid growth of the CNG-powered vehicle market in China, with the right strategies and a management team with extensive industry experience that can continue the successful execution of Sinoenergy's business plan. However, this guidance is based on such factors as our ability to continue to generate business, our access to the necessary capital to expand our business and the continued expansion and development of both the CNG business in the PRC and the economy of the PRC as a whole,” Mr. Huang concluded.

About Sinoenergy:

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and builder of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, that are subject to a range of risks and uncertainties, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-KSB for the year ended December 31, 2006. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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